[DESCRIPTION]       MATERIAL CONTRACT

EX-10.55 Copy of Promissory Note in the amount of $2,099,083.00 dated February 19, 1997, between Primergy, Inc. and Registrant

                    PROMISSORY NOTE

     $2,099,083.00                 February 19, 1997
                                   New York, New York

     FOR VALUE RECEIVED and intending to be legally bound, the undersigned, PRIMERGY, INC., a New York corporation (the "Maker"), having a principal place of business at 25 Barbarosa Lane, Kingston, New York 12401, hereby unconditionally and irrevocably promises to pay to the order of THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation (the "Payee"), having its principal office at Park West/Hurley Avenue Extension, Kingston, New York
12401, or at such other location as the Payee may designate to the Maker from time to time, the principal sum of TWO MILLION NINETY-NINE THOUSAND EIGHTY-THREE DOLLARS ($2,099,083.00) (the "Face
Amount"), with interest as set forth below, in lawful money of the United States of America, in immediately available funds, without set-off, deduction, defense or counterclaim of any kind whatsoever, upon the following terms and conditions:

     1. Unless an Event of Default (as defined in Section 6 hereof) occurs, interest on the unpaid Face Amount shall accrue for the period (the "Initial Accrual Period") commencing from (and including) February 19, 1997 and ending on the date that this Promissory Note is repaid in full, at the variable per annum rate equal to the sum of: (x) the Prime Rate of interest of The Chase Manhattan Bank, N.A. (the "Reference Bank") in effect from time to time (that rate of interest periodically established by the Reference Bank and designated as the Reference Bank's "Prime Rate", which rate may not be the lowest rate of interest charged by the Reference Bank), plus (y) two percent (2%), which variable per annum rate shall change when and as such Prime Rate shall change (the "Base Rate"). All interest under this Promissory Note shall be calculated on the basis of a year of three hundred sixty
(360) days for the actual number of days elapsed. Upon an Event of Default, the Initial Accrual Period shall automatically and immediately terminate, unless and until an Event of Default is cured to Payee's satisfaction in Payee's sole discretion; provided, however, that in no event shall the Initial Accrual Period continue beyond February 18, 2002.

     2. Subject to the acceleration of the maturity of this Promissory Note in accordance with Section 6 hereof, the Maker shall repay this Promissory Note as follows:

          a. until the earlier of an Event of Default or the Trigger Date (as defined herein), the Maker shall pay the interest accrued on the unpaid Face Amount for the Initial Accrual Period in accordance with Section 1 hereof, in consecutive monthly installments, payable on the first day of each applicable month, commencing March 1, 1997; and

          b.        commencing with the Trigger Date, the
Maker shall repay the amount (the "Base Amount") equal to the sum of: (x) the unpaid Face Amount, plus (y) the interest accrued thereon for the Initial Accrual Period in accordance with Section 1 hereof, in thirty-six (36) equal and consecutive monthly installments, payable on the first day of each applicable month, commencing with the first day of the month following the Trigger Date. Interest on the unpaid portion of the Base Amount from time to time outstanding shall accrue and be payable by the Maker with each installment of the Base Amount, at the Base Rate.

For purposes of this Promissory Note, the "Trigger Date" shall mean the first to occur of: (i) March 15, 1997, if Maker has not executed the promissory note payable to the order of FPA Medical Management, Inc. ("FPA"), under which FPA agrees to loan up to $4,000,000.00 to Maker, which note is in the form attached hereto as Appendix A (the "FPA Note"), or FPA and Maker have not executed the Option Agreement in the form appended hereto as Appendix B (the "Option Agreement") by such date; (ii) the date on which FPA notifies Maker that it relinquishes any and all rights to the option to merge with Maker under the Option Agreement (such notice to be immediately communicated to Payee); (iii) the date two years after the date of execution and delivery of the Option Agreement; or (iv) the date on which a determination by the Payee is made that a Material Default has occurred ("Material Default" means any default (subject to compliance with any applicable notice or opportunity to cure provisions) permitting the Payee or its subsidiaries to terminate any contract between the Payee or any of its subsidiaries and Maker).

     3. Following the expiration of the Initial Accrual Period or after the occurrence and during the continuance of an Event of Default, interest on the unpaid Base Amount outstanding from time to time shall bear interest from (and including) the date of default (or expiration of the Initial Accrual Period) at the variable per annum rate (the "Default Rate") equal to the sum of:
(x) the Prime Rate, plus (y) four percent (4%), which Default Rate shall change when and as the Prime Rate shall change. Such interest shall from time to time be payable on demand, in arrears. Interest shall continue to accrue on the unpaid Base Amount at the Default Rate notwithstanding any demand for payment, acceleration and/or the entry of judgment for such sums.

     4. Following the expiration of the Initial Accrual Period or after the occurrence and during the continuance of an Event of Default, the amount (the "Default Amount") of the unpaid Base Amount shall bear interest from (and including) the date of default (or expiration of the Initial Accrual Period) at the Default Rate, which interest (the "Default Interest") shall from time to time be payable on demand, in arrears. Interest shall continue to accrue on the unpaid Default Amount at the Default Rate notwithstanding any demand for payment, acceleration and/or the entry of judgment for such sums. Any payments made by the Maker following any default under this Promissory Note shall be applied first to Default Interest due and owing, then to the costs and expenses incurred by the Payee under Section 8 hereof and lastly to the Base Amount or the Default Amount then outstanding, as the case may be.

     5. During the Initial Accrual Period, Maker may prepay the unpaid Face Amount in whole or in part, together with the payment of all interest accrued on the amount prepaid, but without premium or penalty.

     6. In the event (each, an "Event of Default") of: (a) any amendment to the Option Agreement or the FPA Note, to which the Payee has not granted its prior written consent; (b) a change in control, merger or sale of substantially all of the assets of the Maker (where "change in control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise)), (c) the failure of the Maker to perform any term, covenant or condition contained herein including, but not limited to, any payment of the Base Amount or of interest hereunder when due, (d) the failure of the Maker or any affiliate thereof to pay when due any other indebtedness of the Maker to the Payee or to WellCare of New York, Inc., a New York corporation ("WCNY"), or to any of Payee's or WCNY's subsidiaries or affiliates, (e) the failure of the Maker to pay when due any indebtedness of such Maker to any third party in an amount equal to or exceeding $250,000.00, (f) the commencement of any proceeding under any bankruptcy or insolvency laws (but only, in the case of an involuntary proceeding, if the proceeding has not been dismissed or stayed within sixty (60) days of its commencement) by or against the Maker, (g) the appointment of a receiver, trustee or liquidator of any part of the property of the Maker, (h) a general assignment for the benefit of creditors of the Maker, (i) the Maker being unable, or admitting in writing its inability, to pay its debts as they mature, or (j) Maker shall have prepaid principal under the FPA Note on a basis other than a pro rata basis with the prepayment of principal due Payee or any of its affiliates under this Promissory Note or any other evidence of indebtedness in proportion to the outstanding principal indebtedness due under the FPA Note, on the one hand, and this Promissory Note and all other indebtedness payable to the Payee and its affiliates, on the other hand, then the Maker shall be in default hereunder, and thereupon the entire balance outstanding hereunder shall be immediately due and payable. The Payee shall thereupon have the option at any time and from time to time to exercise all rights and remedies set forth herein or otherwise available to the Payee at law or in equity.

     7. The Maker hereby waives diligence, presentment, protest, demand for payment and notice (including, without limitation, any and all notices of default arising under Section 6 hereof) of any kind whatsoever.

     8. The Maker agrees to pay or reimburse the Payee for all costs, expenses or losses incurred by the Payee in connection with the collection or enforcement of the provisions hereof or of its rights in connection with this Promissory Note (whether or not any formal action or proceeding is commenced), including, but not limited to, the entire amount of legal or collection fees and disbursements incurred by the Payee.

     9. No course of dealing between the Maker and the Payee or any failure, delay or omission on the part of the Payee in exercising any right hereunder shall operate or be construed as a waiver of such right or any other right hereunder at any other time or times. The waiver by the Payee of a breach or default of any provision of this Promissory Note shall not operate or be construed as a waiver of any subsequent breach or default thereof or any other breach or default hereunder at any other time or times.

     10. This Promissory Note supersedes any and all other agreements that may have been enforced between the Maker and the Payee as to the subject matter hereof.

     11. Maker shall provide Payee with copies of Maker's financial statements and Federal and State Tax Returns on an annual basis within one hundred twenty (120) days of Maker's fiscal year end.

     12. This Promissory Note and the rights of the parties hereto shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. The Maker hereby irrevocably consents to the nonexclusive jurisdiction of the Courts of the State of New York or any Federal Court in such State in connection with any action or proceeding arising out of or related to this Promissory Note. In any such litigation, the Maker waives personal service of any summons, complaint or other process and agrees that service of any summons, complaint or other process may be made by certified or registered mail to it, at the address provided herein. THE MAKER WAIVES TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATED TO THIS PROMISSORY NOTE.

     13. This Promissory Note shall be binding upon and inure to the benefit of the Maker and its successors and to the benefit of the Payee and its successors and assigns. The rights and obligations of the Maker under this Promissory Note shall not be assigned or delegated without the prior written consent of the Payee, and any purported assignment or delegation without such consent shall be void.

     14. The provisions of this Promissory Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Promissory Note.

PRIMERGY, INC.

By:  /s/ Richard B. Weininger, M.D.

ATTEST:

/s/ Maryann Brown

(Corporate Seal)